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                                                    Exhibit 10(h)

                               COMSAT Corporation
                             6560 Rock Spring Drive
                               Bethesda, MD  20817
                             Telephone 301 214 3000
                                Fax 301 214 7100
                                  Telex 197800



                                January 30, 1994



Board of Directors
Radiation Systems, Inc.
1501 Moran Road
Sterling, Virginia  20166

Dear Sirs:

     In consideration of Radiation Systems, Inc. ("RSI") entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with COMSAT Corporation ("COMSAT") and CTS America, Inc. ("CTS") which provides, among other things, that RSI will be merged into CTS upon the terms and subject to the conditions thereof, COMSAT hereby agrees as follows (all capitalized terms not otherwise defined herein shall have the definitions ascribed thereto in the Merger Agreement):

     1. If the Merger is consummated pursuant to the Merger Agreement, COMSAT shall, or shall cause the Surviving Corporation to, assume the sponsorship of the Radiation Systems, Inc. Employee Stock Ownership Plan (the "ESOP") and COMSAT shall cause COMSAT stock to be exchanged for the stock of RSI held by the ESOP as provided under the Merger Agreement. If the Merger is consummated pursuant to the Merger Agreement, COMSAT shall, or shall cause the Surviving Corporation to, make contributions to the ESOP in an amount sufficient to amortize the existing ESOP loans in accordance with their terms or, in COMSAT's discretion, more rapidly. Following the Merger, participation in the ESOP may not be extended to employees of COMSAT or its subsidiaries other than employees of the Surviving Corporation.

     2. If the Merger is consummated pursuant to the Merger Agreement, COMSAT shall, or shall cause the Surviving Corporation to, indemnify to the fullest extent permitted under applicable law, the ESOP trustees and all other fiduciaries of any currently existing Plans maintained by RSI prior to the Merger. If the Merger

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Board of Directors
January 30, 1994
Page 2

is consummated pursuant to the Merger Agreement, COMSAT shall extend the coverage of COMSAT's fiduciary liability insurance to the ESOP trustees following the Merger.

     3. If the Merger is consummated pursuant to the Merger Agreement, COMSAT shall, or shall cause the Surviving Corporation to, maintain for at least one year following the Effective Date of the Merger the group health coverage, group life coverage and group disability coverage as provided to RSI employees prior to the Merger and shall provide continuation coverage under COBRA under the group health plan to any individual who was entitled to such coverage from RSI immediately prior to the Merger.

     4. If the Merger is consummated pursuant to the Merger Agreement, each Director of RSI (other than Richard E. Thomas) will be considered to have left the Board of RSI as of the Effective Date of the Merger and COMSAT shall, or shall cause the Surviving Corporation to, enter into a contract with each of the directors of RSI (other than Richard E. Thomas) to provide the benefits specified in the "Board of Directors Retirement/Service Compensation" program of RSI or the present value of such benefits determined using an interest rate not to exceed eight percent (8%) per annum.

     COMSAT's obligations pursuant to this letter shall be binding on its successors and assigns.

                              COMSAT CORPORATION




                              /s/ C. Thomas Faulders III
                              -----------------------------
                              By:
                              Its:  Chief Financial Officer